Exhibit 10(j)
EXECUTIVE RETENTION AGREEMENT, dated as of
July 1, 2015 (this “Agreement”), among OLIN CORPORATION, a Virginia corporation (“Olin”), and [●] (“Executive”).
WHEREAS, in connection with the transactions (the “Transactions”) contemplated by the Merger Agreement among Olin, The Dow Chemical Company (“TDCC”), Blue Cube Spinco Inc. (the “Company”) and Blue Cube Acquisition Corp., dated as of March 26, 2015 (the “Merger Agreement”), and subject to the terms and conditions of the Merger Agreement, the Company will become a wholly owned subsidiary of Olin as of the closing of the Transactions (the “Closing”) and will be operated as a division of Olin;
WHEREAS, following the Closing, Olin desires to employ Executive; and
WHEREAS, Executive has agreed to provide services to, and enter into this Agreement with, Olin, effective as of the Closing (the “Effective Time”).
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:
SECTION 1.     Definitions. As used in this Agreement:
(a)    “Board” means the Board of Directors of Olin.
(b)    “Cause” means (i) unsatisfactory performance that, under the employment policies of Olin and its affiliates, permits the termination of Executive’s employment, (ii) dishonesty, (iii) unethical conduct, (iv) insubordination or (v) violation of company work rules as established by Olin or any of its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause without a Notice of Termination setting forth the reasons for Olin’s intention to terminate for Cause.
(c)    “Disability” means that Executive has been determined “disabled” and eligible to receive benefits under Olin’s group long-term disability plan as in effect from time to time. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated due to Disability without being given a Notice of Termination.
(d)    “Good Reason” means (i) a reduction in Executive’s annual base salary or annual bonus opportunity, (ii) a requirement that Executive take a position that would require an increase in travel of 50 miles or more each way from Executive’s current place of residence to the location of the new position compared to the distance Executive traveled from his or her residence to the location of his or her job with TDCC; provided that, for the avoidance of doubt, any relocation to St. Louis, Missouri shall not give rise to Good Reason or (iii) a material diminution in Executive’s duties, responsibilities, authority or reporting lines. Notwithstanding anything to the contrary contained herein, Executive will not be entitled to terminate employment for Good Reason as the result of the occurrence of any event specified in the foregoing (each such event, a “Good Reason Event”) unless, within 90 days following the occurrence of such event, Executive provides written notice to Olin of the occurrence of such event, which notice sets forth the exact nature of the event and the conduct required to cure such event. Olin will have 30 days from the receipt of such notice within which to cure; provided that such 30-day period to cure shall terminate in the event that Olin informs Executive that it does not intend to cure such event (such period, whether 30 days or less, the “Cure Period”). If, during the Cure Period, such event is remedied, then Executive will not be permitted to terminate employment for Good Reason as a result of such Good Reason Event. If, at the end of the Cure Period, the Good Reason Event has not been remedied and Executive provides a Notice of Termination, Executive will be entitled to terminate employment for Good Reason as a result of such Good Reason Event during the 45-day period that follows the end of the Cure Period. If Executive terminates employment during such 45-day period, so long as Executive delivered the written notice to Olin of the occurrence of the Good Reason Event at any time prior to the expiration of this Agreement, the termination of Executive’s employment pursuant thereto shall be deemed to be for Good Reason. If Executive does not terminate employment during such 45-day period, Executive will not be permitted to terminate employment for Good Reason as a result of such Good Reason Event.
(e)    “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall not be before the expiration of the Cure Period). The failure by Executive or Olin to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or Olin, respectively, to assert such fact or circumstance in enforcing Executive’s or Olin’s rights hereunder.
(f)    “Termination” means the termination of Executive’s employment (i) by Olin other than for Cause and other than due to Executive’s death or Disability or (ii) by Executive for Good Reason. For purposes solely of clarification, it is understood that (x) if, in connection with the spinoff of an Olin business or Olin’s assets as a separate public company to Olin’s shareholders, Executive accepts employment with, and becomes employed at, the spunoff company or its affiliate, the termination of Executive’s employment with Employer shall not be considered a “Termination” for purposes of this Agreement and (y) except as provided in Section 6(d)(ii), in connection with the sale of an Olin business or assets to a third party or the transfer or sale of an Olin business or Olin’s assets to a joint venture to be owned directly or indirectly by Olin with one or more third parties, if Executive accepts employment with, and becomes employed by, such buyer or its affiliate or such joint venture or its affiliate in connection with such transaction, such cessation of employment with Employer shall not be considered a “Termination” for purposes of this Agreement.
SECTION 2.     Term. Olin agrees to employ Executive, and Executive agrees to remain in the employ of Olin, subject to the terms and conditions of this Agreement, for the period commencing as of the Effective Time and ending on the third anniversary thereof (such period, the “Term”), unless such employment is earlier terminated in accordance with this Agreement; provided, however, that if the Merger Agreement is terminated prior to the Closing, this Agreement shall be null and void ab initio. The Term shall automatically expire on the last day of the Term without notice by any party hereto to the other. Unless the parties otherwise agree in writing, continuation of Executive’s employment with Olin following the expiration of the Term shall be deemed an employment “at-will” and shall not be deemed to extend any provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by either Executive or Olin (such period, the “At-Will Period”), provided that Sections 8 and 9 shall survive any termination or expiration of this Agreement or Executive’s termination of employment hereunder. For the avoidance of doubt, neither the expiration of the Term nor any termination of Executive’s employment with Olin upon the expiration of the Term or at any time during the At-Will Period will be a Termination for purposes of this Agreement.
SECTION 3.     Position; Reporting; Executive’s Duties. (a) Position; Reporting; Location. During the Term, Executive shall serve as _________________, _______________________. Executive’s principal work location shall be _______________________ commencing on a date to be determined by Olin. Olin shall notify Executive when the relocation of the Executive’s principal work location ____________________ shall occur (including providing Executive with a relocation package in accordance with Olin practices). Executive acknowledges that Executive shall need to make frequent visits to the St. Louis, Missouri company headquarters prior to such relocation. Executive shall report directly to the ___________________________________.
(b)    Duties. During the Term, Executive shall devote Executive’s full-time efforts during normal business hours to Olin’s business and affairs, except during vacation periods in accordance with Olin’s vacation policy and periods of illness or incapacity.  Nothing in this Agreement will preclude Executive from devoting reasonable periods required for service as a director or a member of any organization involving no conflict of interest with Olin’s interest, provided that no additional position as director or member shall be accepted by Executive during the period of Executive’s employment with Olin without its prior consent.
SECTION 4.     Compensation and Benefits. (a) Base Salary. During the Term, Executive shall be paid an annual base salary that is no less than that provided to Executive by TDCC immediately prior to the Closing (“Base Salary”). The Base Salary shall be payable in accordance with Olin’s regular payroll practices as then in effect. During the Term, the Base Salary will be administered and determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion consistent with Olin’s compensation policies applicable to Olin’s other senior executives, but in no event shall Olin pay Executive a Base Salary less than that described above during the Term.
(b)    Bonus. During the Term, Executive shall have an opportunity to earn a performance-based annual cash incentive (“ICP”) for each fiscal year with a target value that is no less than that provided to Executive by TDCC immediately prior to the Closing (the “ICP Standard”) and with a maximum of up to 200% of the ICP Standard (the “ICP Maximum”), provided that, with respect to the fiscal year in which the Closing occurs, the ICP Standard shall be prorated to reflect the number of days during the fiscal year during which Executive was employed by Olin and the ICP Maximum payable with respect to Executive’s period of employment during such fiscal year shall be based on such prorated ICP Standard. The ICP shall be determined based 75% on financial metrics and 25% on non-financial metrics and such metrics shall be separately communicated by Olin to Executive. The aggregate amount of any

ICP actually payable to Executive hereunder, if any, shall be determined by the Compensation Committee in its reasonable discretion as soon as practicable following such time as audited consolidated financial statements of Olin are available for the applicable fiscal year, and shall be paid as soon as reasonably practicable thereafter but no later than the 15th day of the third month following the applicable fiscal year end.
(c)    Long-Term Incentive Awards. Beginning with Olin’s annual equity review in fiscal year 2016, during the Term, Executive shall be eligible to receive annual equity incentive awards under Olin’s equity-based compensation plans with an aggregate grant date fair value that is no less than the aggregate grant date fair value of equity-based compensation provided to Executive by TDCC immediately prior to the Closing, but otherwise, with terms and conditions determined by the Compensation Committee in its sole discretion, consistent with Olin’s equity-based compensation policies applicable to Olin’s other senior executives. In addition, as soon as practicable following the Closing, but in no event later than the date on which Olin grants its annual equity incentive awards to its employees generally with respect to fiscal year 2016, Olin shall provide Executive with a cash or equity-based award intended to replace the grant date fair value of any equity or equity-based compensation that is forfeited by Executive as a result of termination of employment with TDCC upon the Closing.
(d)    Retention Bonus. During the Term, Executive shall be eligible to receive a cash retention bonus payment on each of the second and third anniversaries of the Closing (each such date, a “Bonus Eligibility Date”) equal to 75% of the sum of Executive’s Base Salary and ICP Standard as of such date (each such payment, a “Retention Payment”), provided that Executive continues to be employed by Olin or one of its affiliates through the applicable Bonus Eligibility Date. The amount of any Retention Payment actually payable to Executive hereunder, if any, shall be paid in a lump sum as soon as reasonably practicable thereafter but no later than the 10th business day following the Bonus Eligibility Date.
(e)    Benefits. During the Term, Executive shall be eligible to participate in group benefit plans and programs that are substantially comparable, when taken as a whole, to those provided to Executive by TDCC immediately prior to the Closing, subject to the terms and conditions of such plans and programs.
(f)    Reimbursement of Expenses. During the Term, Olin shall reimburse Executive for all reasonable expenses incurred by Executive in the performance of Executive’s duties hereunder that comply with the applicable policies of Olin, including the presentation of appropriate statements of such expenses.
(g)    Change in Control Agreement. As soon as practicable following the Closing, Executive and Olin shall enter into a change in control agreement providing for change in control severance payments equal to two times Executive’s base salary and bonus (the “CIC Agreement”); provided that any payments under the CIC Agreement will be reduced by the amount of any Retention Payments paid pursuant to Section 6(a)(iv).
SECTION 5.     Termination of Employment During the Term. (a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death.

Executive’s death shall not affect any of Executive’s rights resulting from a Termination Without Cause prior to death. Olin may terminate Executive’s employment for Disability.
(b)    Cause or Without Cause. Olin may terminate Executive’s employment for Cause or without Cause.
(c)    Voluntary Resignation. Executive may terminate his employment (i) at any time without Good Reason upon at least 30 days’ advance written notice to Olin or (ii) for Good Reason, in accordance with the definition of Good Reason.
(d)    Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by Olin for Cause or due to Disability or by Executive for Good Reason, the date specified in the Notice of Termination, (ii) in the event of a termination without Cause, the Date of Termination shall be the date specified by Olin at the time it notified Executive of such termination, (iii) if Executive’s employment is terminated by reason of death, the date of Executive’s death and (iv) if Executive’s employment is terminated by him without Good Reason, the 30th day following delivery of Executive’s notice to Olin of his resignation in accordance with Section 5(c), subject to Executive’s continued performance of duties through such 30th day (or, in Olin’s sole discretion, such earlier date as selected by Olin, provided that Olin continues to pay or provide to Executive the compensation and benefits specified under Section 4 through such 30th day).
SECTION 6.     Obligations of Olin upon Termination. Following any termination of Executive’s employment hereunder, Executive shall not be otherwise compensated for the loss of employment or the loss of any rights or benefits under this Agreement or any such plans and programs, except as provided below:
(a)    Termination without Cause or for Good Reason. In the event of a Termination during the Term, subject to the effectiveness of Executive’s execution of a general release of claims against Olin and its affiliates in the form attached hereto as Exhibit A no later than 54 days after the Date of Termination (as described in Section 7):
(i) Olin shall provide Executive with cash severance and continued welfare benefits equal to the greater of the cash severance and continued welfare benefits Executive (A) would have received under the terms of the applicable severance plan of TDCC and its affiliates as of immediately prior to the Closing and (B) is eligible to receive under the terms of the applicable severance plan of Olin and its affiliates on the Date of Termination, provided that, in each case, Olin shall recognize Executive’s service with TDCC for purposes of determining such cash severance and continued welfare benefits; provided that, no cash severance payments shall be made until the first regular payroll following the date on which the general release of claims becomes effective and irrevocable as described in Section 7.
(ii) to the extent not otherwise provided for under clause (i) above, if the Date of Termination occurs during or after the second calendar quarter, Executive shall be entitled to a prorated ICP award for the calendar year of Termination which shall be determined by multiplying the average actual payout (as a percentage of the

ICP Standard) for all participants in the ICP in the same measurement organizational unit by a fraction, the numerator of which is the number of weeks in the calendar year prior to the Date of Termination and the denominator of which is 52, which shall be payable at substantially the same time as ICP payments for the year in which the Date of Termination occurs are made to then current active employees, provided that such payment shall be made to Executive no earlier than January 1 and no later than December 31 of the calendar year following the year in which the Date of Termination occurs, provided that, if (A) Executive was reasonably expected by Olin to be a “covered employee” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (the “Code”)) for the taxable year of Olin in which the Date of Termination occurs and (B) the ICP Standard that Executive would have been eligible to receive for such year was originally intended by Olin to satisfy the performance-based exception under Section 162(m) of the Code (without regard to any entitlement to payment upon termination of employment), the reference above to Executive’s ICP Standard shall be replaced by the product of (1) Executive’s Base Salary as of the Date of Termination and (2) a fraction, the numerator of which is Executive’s ICP Standard for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs and the denominator of which is Executive’s Base Salary for such fiscal year, in the event the Date of Termination occurs on or after the first anniversary of the Effective Time. Executive shall accrue no ICP award following the Date of Termination;
(iii) unless otherwise required pursuant to clause (i) above, Olin shall treat all outstanding equity awards held by Executive in accordance with the terms of the applicable equity plan and individual award agreements evidencing such awards;
(iv) Olin shall pay to Executive within 60 days following the Date of Termination any Retention Payments relating to a Bonus Eligibility Date following the Date of Termination, with the amount of such Retention Payments determined based on Executive’s Base Salary and ICP Standard in effect on the Date of Termination; and
(v) to the extent not theretofore paid or provided, Olin shall pay to Executive the Base Salary through the Date of Termination and any accrued and unused vacation through the Date of Termination and Employer shall pay or provide any other amounts or benefits required to be paid or provided or that Executive is eligible to receive pursuant to the terms and conditions of the employee benefit plans and programs of Employer and its affiliates through the Date of Termination at the time such payments are due (if any) (such payments and benefits shall be hereinafter referred to as the “Accrued Benefits”);
provided, however, that if, at any time following the Date of Termination, Executive fails to comply in any material respect with Executive’s obligations under Section 8 or 9, Olin shall no longer be required to provide the payments and benefits specified in this Section 6(a).
(b)    Cause; Voluntary Resignation. If, during the Term, Executive’s employment shall be terminated for Cause or Executive terminates his employment for any reason (other than for Good Reason or due to Executive’s death or Disability), Employer shall pay to Executive the Accrued Benefits. Subject to the last sentence of Section 2, this Agreement shall terminate on the Date of Termination.
(c)    Death or Disability. If, during the Term, Executive’s employment shall be terminated due to death or Disability, Executive, or in the event of Executive’s death, Executive’s heirs, if any, shall be entitled to payment of the Accrued Benefits and any other benefits as provided under the applicable death or disability benefit programs of Olin (if any).
(d)    Adjustments to Severance. Notwithstanding Section 6(1), if on the Date of Termination, Executive is eligible and is receiving payments under any then-existing disability plan of Olin or its subsidiaries and affiliates, then Executive agrees that all payments under such disability plan may, and will be, suspended and offset (subject to applicable law) during the period during which the payments and benefits specified in Section 6(a)(1) are paid or provided.  If, after such period, Executive remains eligible to receive disability payments, then such payments shall resume in the amounts and in accordance with the provisions of the applicable disability plan of Olin or its subsidiaries and affiliates.
(e)    Other Severance Benefits. Executive may not cumulate the benefits provided under this Agreement with any severance or similar benefits (“Other Severance Benefits”) that Executive may be entitled to by agreement with Olin or under applicable law in connection with the termination of Executive’s employment.  Executive shall have no right to receive Other Severance Benefits except as provided in the CIC Agreement. To the extent Olin is required to provide payments or benefits to Executive under the CIC Agreement, Executive shall not be eligible to receive any of the payments or benefits described under Section 6(a) of this Agreement, other than (i) the payments under Section 6(a)(iv) and (ii) those payments or benefits that have commenced prior to the Change in Control (as defined in the CIC Agreement), which payments and benefits under (ii) shall continue as provided for herein and the value of which shall be offset against the severance payment under the CIC Agreement. To the extent Olin is required to provide payments or benefits to Executive under the Worker Adjustment and Retraining Notification Act (or any state, local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.
SECTION 7.     Release. Executive shall not be entitled to receive any of the payments or benefits set forth in Section 6 unless Executive executes a Release (substantially in the form of Exhibit A hereto, but subject to any updates as required pursuant to law) in favor of Olin and others set forth in Exhibit A relating to all claims or liabilities of any kind relating to Executive’s employment with Olin or an affiliate and the termination of such employment, and, on or prior to the 54th day following the Date of Termination, such Release becomes effective and irrevocable in accordance with the terms thereof.
SECTION 8.     Restrictive Covenants. (a) As an inducement to Olin to make this offer of employment and provide the payments and benefits to Executive hereunder, Executive acknowledges and agrees that, in the event of Executive’s termination of employment for any reason (including expiration of the Term), Executive agrees to comply with the restrictions set forth in Section 8(b) for a one-year period from the Date of Termination (such one-year period, the “Non-Compete Term”).

(b)    Executive acknowledges and agrees that, except as otherwise provided in Section 8(h), so long as Olin complies with its obligations to provide the payments required under Section 6, Executive shall not during the Non-Compete Term, directly or indirectly: (i) render services for any corporation, partnership, sole proprietorship or any other person or entity or engage in any business which, in the judgment of Olin, is or becomes competitive with Olin or any affiliate, or which is or becomes otherwise prejudicial to or in conflict with the interests of Olin or any affiliate (such judgment to be based on Executive’s positions and responsibilities while employed by Olin or an affiliate, Executive’s post-employment responsibilities and position with such corporation, partnership, sole proprietorship, person, entity or business, the extent of past, current and potential competition or conflict between Olin or an affiliate and such other corporation, partnership, sole proprietorship, person, entity or business, the effect on customers, suppliers and competitors of Executive’s assuming such post-employment position, the guidelines established in the then-current edition of Olin’s Standards of Ethical Business Practices, and such other considerations as are deemed relevant given the applicable facts and circumstances), provided that Executive shall be free to purchase, as an investment or otherwise, stock or other securities of such corporation, partnership, sole proprietorship, person, entity or business so long as they are listed upon a recognized securities exchange or traded over the counter and such investment does not represent a substantial investment to Executive or a greater than 1% equity interest in such corporation, partnership, sole proprietorship, person, entity or business or (ii) for Executive or for any other person, corporation, partnership, sole proprietorship, entity or business: (A) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of Olin, unless such employee or former employee has not been employed by Olin for a period in excess of six months; (B) call on or solicit any of the actual or targeted prospective clients of Olin on behalf of any corporation, partnership, sole proprietorship, person, entity or business in connection with any business competitive with the business of Olin; or (C) make known the names and addresses of such clients or any information relating in any manner to Olin’s trade or business relationships with such clients.
(c)    Executive acknowledges and agrees not to disclose, either while in Olin’s employ or at any time thereafter, to any person not employed by Olin, or not engaged to render services to Olin, any confidential information obtained by Executive while in the employ of Olin, including, trade secrets, know-how, improvements, discoveries, designs, customer and supplier lists, business plans and strategies, forecasts, budgets, cost information, formulae, processes, manufacturing equipment, compositions, computer programs, data bases and tapes and films relating to the business of Olin and its subsidiaries and affiliates (including majority-owned companies of such subsidiaries and affiliates); provided, however, that this provision shall not preclude Executive from disclosing information (i) known generally to the public (other than pursuant to Executive’s act or omission) or (ii) to the extent required by law or court order. Executive also agrees that upon leaving Olin’s employ Executive will not take with Executive, without the prior written consent of an officer authorized to act in the matter by the Board, any drawing, blueprint, specification or other document of Olin, its subsidiaries or affiliates, which is of a confidential nature relating to Olin, its subsidiaries or affiliates, including, relating to its or their methods of distribution, or any description of any formulae or secret processes. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).
(d)    Executive acknowledges and agrees (whether or not Executive is subject to the restrictions set forth in Section 8(b)) not to make, either while in Olin’s employ or at any time thereafter, either directly or indirectly, any oral or written negative, disparaging or adverse statements or representations of or concerning Olin or its subsidiaries or affiliates, any of their clients, customers or businesses, or any of their current or former officers, directors, employees or shareholders; provided, however, that nothing herein shall prohibit Executive from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).
(e)    Executive acknowledges and agrees that (i) the restrictive covenants contained in this Section 8 are reasonably necessary to protect the legitimate business interests of Olin, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (ii) Executive’s full, uninhibited and faithful observance of each of the covenants contained in this Section 8 will not cause Executive any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair Executive’s ability to obtain employment commensurate with Executive’s abilities and on terms fully acceptable to Executive or otherwise to obtain income required for the comfortable support of Executive and Executive’s family and the satisfaction of the needs of Executive’s creditors and (iii) the restrictions contained in this Section 8 are intended to be, and shall be, for the benefit of and shall be enforceable by, Olin’s successors and permitted assigns.
(f)    Executive acknowledges and agrees that any violation of the provisions of Section 8 would cause Olin irreparable damage and that if Executive breaches or threatens to breach such provisions, Olin shall be entitled, in addition to any other rights and remedies Olin may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.
(g)    In the event that any arbitrator or court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such arbitrator or court may determine constitutes a reasonable restriction under the circumstances.
(h)    Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 8(a) and 8(b) shall not apply to Executive, if Executive becomes entitled to receive severance payments and benefits pursuant to the CIC Agreement.
SECTION 9.     Cooperation. Executive acknowledges and agrees (whether or not Executive is subject to the restrictions set forth in Section 8(b)) to provide reasonable cooperation, either while in Olin’s employ or at any time thereafter, to Olin and its affiliates in connection with any pending or future lawsuit, arbitration, or proceeding between Olin and/or any affiliate and any third party, any pending or future regulatory or governmental inquiry or investigation concerning Olin and/or any affiliate and any other legal, internal or business matters of or concerning Olin and/or any affiliate that relate to events occurring during Executive’s employment with Olin or any of its affiliates other than a suit between Executive, on the one hand, and Olin or its affiliates, on the other hand. Such cooperation shall include meeting with and providing information to Olin, any affiliate and/or their respective attorneys, auditors or other representatives as reasonably requested by Olin. Olin shall reimburse any reasonable legal fees and related expenses Executive incurs in order to comply with this Section 9.
SECTION 10.      Entire Agreement. This instrument (including all Exhibits attached hereto) contains the entire agreement of the parties with respect to the subject matter hereof, and except as otherwise set forth herein, supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. In particular, Executive agrees and acknowledges that any previous written or oral agreement pertaining to employment between Olin or the Company and Executive shall hereby be terminated and has no further force and effect after the Effective Time.
SECTION 11.      Successors; Binding Agreement. (a) Olin will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Olin expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Olin would be required to perform if no such succession had taken place.  Failure of Olin to obtain such assumption and agreement prior to the effectiveness of any such succession will be a breach of this Agreement and entitle Executive to compensation from Olin in the same amount and on the same terms as Executive would be entitled to hereunder had a Termination occurred on the succession date.  As used in this Agreement, “Olin” means Olin as defined in the preamble to this Agreement and any successor to its business or assets which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law or otherwise.
(b)    This Agreement shall be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
SECTION 12.      Notices. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:
Executive’s last address on file in Olin’s records.

If to Olin:
Olin Corporation
190 Carondelet Plaza
Suite 1530
Clayton, MO 63105-3443

Attention of Corporate Secretary
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
SECTION 13.      Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Virginia (without giving effect to its principles of conflicts of law).
SECTION 14.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
SECTION 15.      Offset of Payments.  Except as may otherwise be expressly provided herein, nothing in this Agreement will be deemed to reduce or limit the rights which Executive may have under any employee benefit plan, policy or arrangement of Olin and its subsidiaries and affiliates.  Except as expressly provided in this Agreement or as required by law or pursuant to policies of Olin as may be in effect from time to time, and subject to Section 22(b), payments made pursuant to this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim which Olin and its subsidiaries and affiliates may have against Executive.
SECTION 16.     Withholding of Taxes.  Olin may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling, and Executive shall be obligated to pay to Olin any withholding tax payable by Olin that Olin cannot withhold from payments to Executive.
SECTION 17.     Non-assignability.  This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 8 above.  Without limiting the foregoing, Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution, and, in the event of any attempted assignment or transfer by Executive contrary to this Section 17, Olin shall have no liability to pay any amount so attempted to be assigned or transferred.

SECTION 18.      No Employment Right.  This Agreement shall not be deemed to confer on Executive a right to continued employment with Olin.
SECTION 19.     Disputes/Arbitration.  (a)  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration at Olin’s corporate headquarters in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid during the pendency of any dispute or controversy arising under or in connection with this Agreement.
(b)    Each party shall pay its own costs, legal, accounting and other fees and all other expenses associated with entering into and enforcing its or his rights under this Agreement.
(c)    If any payment which is due to Executive pursuant to this Agreement has not been paid within ten (10) days of the date on which such payment was due, Executive shall be entitled to receive interest thereon from the due date until paid at an annual rate of interest equal to the Prime Rate reported in the Wall Street Journal, Northeast Edition, on the last business day of the month preceding the due date, compounded annually.
SECTION 20.     Amendment. Except as specifically provided in Section 22(e), no provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing signed by Executive and Olin.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
SECTION 21.     Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable in any jurisdiction, then such provision, covenant or condition shall, as to such jurisdiction, be modified or restricted to the minimum extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement and any such invalidity, illegality or unenforceability with respect to such provision shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
SECTION 22.     Section 409A of the Code. (a)  It is intended that the provisions of this Agreement comply with Section 409A of the Code (collectively, hereinafter, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Olin or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Olin Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Olin Plan may not be reduced by, or offset against, any amount owing by Executive to Olin or any of its affiliates.
(c)    If, at the time of Executive’s “separation from service” (within the meaning of Section 409A), (i) Executive is a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by Olin from time to time) and (ii) Olin shall make a good faith determination that an amount payable under this Agreement or under any Olin Plans constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Olin shall not pay such amount on the otherwise scheduled payment date, but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of Executive’s employment, shall only be paid or provided to Executive upon his separation from service (within the meaning of Section 409A).
(d)    Except as specifically permitted by Section 409A or as otherwise specifically set forth in this Agreement, the benefits and reimbursements provided to Executive under this Agreement and any Olin Plan during any calendar year shall not affect the benefits and reimbursements to be provided to Executive under the relevant section of this Agreement or any Olin Plan in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit and shall be provided in accordance with Treas. Reg. Section 1.409A-3(i)(1)(iv) or any successor thereto. Further, in the case of reimbursement payments, such payments shall be made to Executive on or before the last day of the calendar year following the calendar year in which the underlying fee, cost or expense is incurred.
(e)    Notwithstanding any provision of this Agreement or any Olin Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Olin reserves the right to make amendments to any Olin Plan as Olin deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, except as specifically provided in any Olin Plan, Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for his account in connection with any Olin Plan (including any taxes and penalties under Section 409A), and neither Olin nor any of its subsidiaries and affiliates shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties. Olin makes no representations concerning the tax consequences of Executive’s participation in this Agreement under Section 409A of the Code or any other Federal, state or local tax law. Executive’s tax consequences shall depend, in part, upon the application of relevant tax law, including Section 409A, to the relevant facts and circumstances.
(f)    For purposes of Section 409A, each payment made pursuant to this Agreement will be deemed to be a separate payment as permitted under Treasury Regulation

Section 1.409A-2(b)(2)(iii). In addition, to the extent any payment under this Agreement is nonqualified deferred compensation (within the meaning of Section 409A) and subject to Section 409A and the period measured from the Date of Termination through the first regular payroll date following the 54-day release consideration period commences in one taxable year and ends in another, then no such payment shall be made until the second taxable year.
SECTION 23.     Survival. Except where this agreement states otherwise, the rights and obligations of Olin and Executive under the provisions of this Agreement, including Sections 8 and 9, shall survive and remain binding and enforceable, notwithstanding any termination of Executive’s employment with Olin, to the extent necessary to preserve the intended benefits of such provisions.
SECTION 24.     Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
SECTION 25.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
SECTION 26.     Construction. As used in this Agreement, words such as “herein”, “hereinafter”, “hereby” and “hereunder”, and words of like import, refer to this Agreement, unless the context requires otherwise. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

OLIN CORPORATION
By:
Vice President, Human Resources

EXECUTIVE

[Name]

Exhibit A
RELEASE
Pursuant to the terms of the Executive Retention Agreement (the “Retention Agreement”) entered into on [ó], 2015, among [●] (“Executive”) and Olin Corporation (“Olin”), and in exchange for the offer of employment and payments and benefits provided under the Retention Agreement, Executive, for himself, his family, his attorneys, agents, descendants, heirs, legatees, executors, personal administrators, guardians and personal representatives, hereby releases and discharges Olin as well as all of its past, present and future shareholders, parents, subsidiaries, affiliates, agents, directors, officers, employees, representatives, principals, attorneys, insurers, predecessors, successors, assigns and all persons acting by, through, under or in concert with Olin and any other parent or subsidiaries (collectively referred to as the “Released Parties”), from any and all non-statutory claims, obligations, debts, liabilities, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements and damages whatsoever of every name and nature, known and unknown, which Executive ever had, or now has, against the Released Parties to the date of this Release, both in law and equity, arising out of or in any way related to Executive’s employment with Olin and its affiliates or the termination of that employment, including any claims that Executive is entitled to any compensation or benefits from any Released Party. The claims Executive releases include, but are not limited to, claims that the Released Parties:
(a)    discriminated against Executive on the basis of race, color, sex (including claims of sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, age or any other claim or right Executive may have under the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), or any other status protected by local, state or Federal laws, constitutions, regulations, ordinances or executive orders;
(b)    failed to give proper notice of this employment termination under the Worker Adjustment and Retraining Notification Act (“WARN”), or any similar state or local statute or ordinance;
(c)    violated any other Federal, state or local employment statute, such as the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which, among other things, protects employee benefits; the Fair Labor Standards Act, which regulates wage and hour matters; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Rehabilitation Act; the Occupational Safety and Health Act; and any other Federal, state or local laws relating to employment;
(d)    violated the Released Parties’ personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment between Executive and any of the Released Parties;

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(e)    violated public policy or common law, including claims for personal injury, invasion of privacy, retaliatory discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, negligence, detrimental reliance, loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel; or
(f)    are in any way obligated for any reason to pay damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages and/or interest.
Notwithstanding the forgoing, Executive is not prohibited from making or asserting (a) any claim or right under state workers’ compensation or unemployment laws, (b) Executive’s rights as an insured under any director’s and officer’s liability insurance policy now or previously in force or (c) any claim or right which by law cannot be waived, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”). Executive waives, however, the right to recover money if any Federal, state or local government agency, including but not limited to the EEOC, pursues a claim on Executive’s behalf or on behalf of a class to which Executive may belong that arises out of or relates to Executive’s employment or severance from employment. In addition, this Release does not constitute a waiver or release of any of Executive’s rights to payments or benefits pursuant to Section 6 of the Retention Agreement. Notwithstanding the foregoing, nothing in this Release shall prevent Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934, as amended).
For the purpose of giving a full and complete release, Executive understands and agrees that this Release includes all claims that Executive may now have but does not know or suspect to exist in Executive’s favor against the Released Parties, and that this Release extinguishes those claims. Notwithstanding the foregoing, the waiver and release provisions set forth in this Release are not an attempt to cause Executive to waive or release rights or claims that may arise after the date this Release is executed.
Acknowledgments
Executive affirms that Executive has fully reviewed the terms of this Release, affirms that Executive understands its terms, and states that Executive is entering into this Release knowingly, voluntarily and in full settlement of all claims which existed in the past or which currently exist, that arise out of Executive’s employment with Olin or Executive’s termination of employment.
Executive acknowledges that Executive has had at least 21 days to consider this Release thoroughly, and has been specifically advised to consult with an attorney, if Executive wishes, before signing below.

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If Executive signs and returns this Release before the end of the 21‑day period, Executive certifies that Executive’s acceptance of a shortened time period is knowing and voluntary, and Olin did not improperly encourage Executive to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires, or by providing different terms to other employees who sign the release before such time period expires.
Executive understands that Executive may revoke this Release within seven days after Executive signs it. Executive’s revocation must be in writing and submitted within such seven-day period.
If Executive does not revoke this Release within the seven-day period, it becomes effective and irrevocable on the eighth day after execution. Executive further understand that if Executive revokes this Release, Executive will not be eligible to receive the payments and benefits covered in Section 6 of the Retention Agreement.
Executive acknowledges that the waiver and release provisions set forth in this Release are in exchange for good and valuable consideration that is in addition to anything of value to which Executive was already entitled. Olin has advised Executive that it is in Executive’s best interest to consult with an attorney prior to executing this Release.

Date:	By:

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